FORM 3                                               OMB APPROVAL
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                                         OMB Number                3235-0104
                                         Expires:         September 30, 1998
                                         Estimated average burden
                                         hours per response................0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person    2.  Date of Event Re-    4.  Issuer Name and Ticker or Trading Symbol
                                               quiring Statement
                                               (Month/Day/Year)          Reckson Service Industries, Inc.

                                                  5/13/98(1)

    Rechler     Mitchell     D

   (Last)      (First)     (Middle)

   c/o Reckson Service Industries, Inc.
   225 Broadhollow Road

  -------------------------------------
               (Street)

                                                                   --------------------------------------------------

                                                                    5.  Relationship of Reporting Person to Issuer
                                                                                   (Check all applicable)

                                                                        X  Director        __10% Owner
                                                                       ---

                                                                        X  Officer (give   ___ Other
                                                                       ---          title      (specify
                                                                                    below)     below)



                                                                             Secretary

  Melville,     New York     11747         3.  IRS or Social
                                               Security Number of
 _________________________________             Reporting Person
    (City)     (State)      (Zip)              (Voluntary)





6.   If Amendment,
     Date pf Original
     (Month/Day/Year)


7.    Individual or Joint/Group
      Filing (Check Applicable Line)
  X   Form filed by One Reporting person
      Form filed by More than One Reporting person



                                                                  Table I - Non-Derivative Securities Beneficially Owned

 -----------------------------------------------------------------------------------------------------------------

 1. Title of Security    2.  Amount of Securities    3.  Ownership         4.   Nature of Indirect Beneficial
    (Instr. 4)               Beneficially Owned          Form: Direct           Ownership
                                (Instr. 4)               (D) or Indirect        (Instr. 5)
                                                         (I)  (Instr. 5)
 ----------------------   -----------------------         ----------           -----------------------------------

 Common Stock                  32,407                         D

 ----------------------   -----------------------          ----------       --------------------------------------
                               14,390                         I                   By limited liability company
 ----------------------   -----------------------          ----------         ------------------------------------

 ----------------------   -----------------------          ----------        -------------------------------------


Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly.                                                            (Over)
                                          (Print or Type Responses)                                SEC 1473(8-92)


(1)  Anticipated effective date of Reckson Service Industries, Inc.'s Registration Statement on Form S-1 (File No. 333-44419).


FORM 3
(continued)  Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)




1. Title of Derivative  2. Date Exercisable and    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of
   Security                Expiration Date            Underlying Derivative Security      or Exercise     Form of        Indirect
   (Instr. 4)              (Month/Day/Year)           (Instr. 4)                          Price of        Derivative     Beneficial
                                                                                          Derivative      Security:      Ownership
                                                                                          Security        Direct         (Instr. 5)
                                                                                                          (D) or
                                                                                                          Indirect
                                                                                                          (I)(Instr.
                           Date         Expiration     Title           Amount or
                           Exercisable  Date                           Number of
                                                                       Shares

 Options (Rights to buy)     1/1/99      1/10/08       Common Stock    52,392                $1.10                D
 Options (Rights to buy)     1/1/99      3/30/08       Common Stock    271,105               $1.04                D

Explanation of Responses:




**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Mitchell Rechler        5/13/98
                                                                                             -------------------------  ----------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                    ** Signature of Reporting      Date
                                                                                                    Person

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, see Instruction 6 for procedure.

                                                            Page 2
                                                        SEC 1473 (8-92)